Exhibit 99.1

PRESS RELEASE

Contact:	John Simmons, V.P., CFO
Stewart & Stevenson Services, Inc.
713-868-7700

Ken Dennard / kdennard@drg-e.com
Lisa Elliott / lelliott@drg-e.com
DRG&E / 713-529-6600

STEWART & STEVENSON SERVICES REPORTS

FOURTH QUARTER AND FISCAL YEAR RESULTS

Fourth Quarter Net Earnings from Continuing Operations Were $0.08 per Diluted Share

HOUSTON — MARCH 26, 2003 — Stewart & Stevenson Services, Inc. (NYSE: SVC), a leading manufacturer, service provider, and distributor of industrial and energy related equipment, announced results for the fiscal fourth quarter and year ended January 31, 2003.

Sales for the fiscal fourth quarter of 2002 totaled $294.3 million compared to sales of $306.8 million recorded in the same period a year ago. Net earnings from continuing operations in the fourth quarter of fiscal 2002 were $2.2 million, or $0.08 per diluted share, versus $0.1 million, or $0.00 per diluted share, reported in last year’s fourth quarter. Including discontinued operations, net earnings for the fourth quarter were $1.3 million, or $0.04 per share, compared to a net loss of $2.8 million, or $0.10 loss per share, in last year’s fourth quarter.

Sales for fiscal 2002 totaled $1,175.6 million compared to $1,329.5 million in fiscal 2001. Net earnings from continuing operations for the year were $16.7 million, or $0.58 per diluted share, compared with $20.2 million, or $0.70 per diluted share in fiscal 2001, excluding a one time gain of $25.1 million after tax associated with settlements with the U. S. Army related to the company’s Tactical Vehicle Systems segment. Including this one time gain, fiscal 2001 earnings were $45.3 million, or $1.57 per diluted share. After the effect of discontinued operations and the cumulative effect of a change in accounting, the net loss for fiscal 2002 was $1.3 million, or $0.05 per diluted share compared to net earnings for fiscal 2001 of $42.2 million, or $1.46 per diluted share, respectively.

Michael L. Grimes, President and Chief Executive Officer, stated, “Fiscal 2002 was a challenging year with revenues down over $150 million, yet net income from continuing operations was down only $3.6 million, excluding the impact of the prior year settlement mentioned previously. We finished with four profitable quarters from continuing operations and over $100 million in cash after acquisitions, dividends, investments in fixed assets, and maintained a strong focus on the U.S. Army’s FMTV A1CR Multi-year Rebuy and the UK MoD Supply Vehicle Program. We are encouraged that our total backlog at January 31, 2003 has improved since the end of the third quarter in three of our five operating segments.”

Segment Data

The Tactical Vehicle Systems segment, which manufactures tactical vehicles for the U.S. Army and others, recorded sales of $116.3 million in the fourth quarter compared to $111.3 million a year ago. The increased revenue was due to slightly higher truck volume and a favorable product mix as well as a higher level of engineering related sales as compared to the prior year. Operating profit for the quarter totaled $20.4 million, compared with $16.0 million in the fourth quarter of fiscal 2001. The improvement in operating margin from 14.4% to 17.5% year over year was due to productivity improvements and lower spending realized in the current period. Sales for fiscal 2002 were $450.8 million versus $432.3 million a year ago and total year operating profit for fiscal 2002 was $69.3 million compared to last year’s operating profit of $103.5 million. Included in the prior year results was a $39.0 million pre-tax settlement of claims, net of expenses, with the U.S. Army. Backlog for this segment increased to $659.5 million as of January 31, 2003 as a result of a second option year being funded by the U.S. Congress that extends production under the current contract through September 2004. The company has submitted its proposal to the U.S. Army for the next multi-year contract award for the production of the FMTV as part of a competition for the next multi-year contract.  Announcement of the successful bidder by the U.S. Army could be made within the next few days or weeks.

The Power Products segment, which is responsible for sales and aftermarket support of a wide range of industrial and transportation equipment, recorded total sales of $130.3 million in the fourth quarter versus sales of $147.1 million a year ago.  The decrease in sales resulted primarily from lower equipment, rental, and parts sales offset by slightly higher service sales year over year. The fourth quarter operating loss totaled $8.9 million versus a $1.7 million profit in the comparable period of last year. The decrease in operating profit of $10.6 million was largely due to the lower sales volume, unfavorable changes in mix and costs associated with the implementation of the new information management system. Sales for the total year were $540.7 million as compared to last year’s sales of $587.0 million. Operating loss for fiscal 2002 was $8.8 million compared with a $10.3 million profit last year. The decrease in operating profit of $19.1 million year over year was largely due to the lower sales volume, unfavorable changes in mix and costs associated with the implementation of the new information management system.  Actions taken to advance organizational efficiency, combined with process improvements already implemented, could result in improved profitability in fiscal 2003. Further improvement in profitability could be derived through more aggressive actions to gain market share and penetrate new markets.

The Distributed Energy Solutions segment, which is responsible for activities associated with the higher horsepower reciprocating power generation equipment business, recorded fourth quarter sales of $9.1 million versus sales of $7.0 million in the same period of fiscal 2001. The increase in revenue was primarily related to the contract for standby power equipment on the next nuclear powered aircraft carrier for the U.S. Navy. The fourth quarter operating loss totaled $3.5 million compared to a $12.3 million loss in the comparable period of last year. The prior year fourth quarter operating loss included significantly higher costs on various power generation turnkey projects for which there was no similar impact in the current year. Sales for the total year were $57.0 million versus last year’s sales of $115.7 million.  Operating loss for fiscal 2002 was $7.2 million compared with a $12.4 million loss last year, as this segment continues to operate at below breakeven levels. Backlog in this segment increased from $24.2 million at November 2, 2002 to $42.5 million at January 31, 2003.

The Petroleum Equipment segment, which manufactures equipment for the well servicing industry, recorded sales of $25.4 million for the fourth quarter compared to $20.3 million last year. The operating profit for the fourth quarter totaled $1.7 million compared to an operating loss of $475 thousand in the previous year. The increase in operating profit of $2.2 million year over year was due to the higher revenue and margins. Sales of $59.2 million and $90.5 million were recorded for fiscal 2002 and 2001, respectively. The segment reported a $91 thousand operating loss in 2002 and a $1.6 million operating profit in 2001. Backlog in this segment improved from $44.3 million at the end of the third quarter to $64.6 million as of January 31, 2003 on continued strength in international orders and some improvement in the domestic market.

The Airline Products segment, which manufactures airline ground support products, mobile railcar movers, and snow blowers recorded sales of $13.2 million in the fourth quarter of fiscal 2002, compared with $16.0 million in the same quarter last year. The decrease in sales of $2.8 million resulted from continued low demand for the equipment offered by this segment.  Operating losses for the fourth quarter of 2002 and 2001 were $4.7 million and $3.6 million, respectively, and the increased operating loss year over year was primarily attributed to the lower sales level. Sales for fiscal 2002 were $61.2 million versus $80.6 million the previous year. The segment reported an operating loss of $12.1 million in 2002 and $18.4 million in 2001.

The Other Business Activities segment principally included the gas compression equipment business, which the company exited in fiscal 2002.

As previously announced, the company is in the process of combining the Distributed Energy Solutions segment, the Petroleum Equipment segment and the portion of the Airline Products segment related to railcar movers and snow blowers into one primary production facility located in Houston, Texas. These businesses will be operating as the Engineered Products Division in fiscal 2003. This consolidation will eliminate cost redundancies and other inefficiencies.

Income Tax

The income tax provision for fiscal 2002 was recorded at an effective rate of 28% due to the net positive impact of certain one-time tax credits and the lower level of profitability for the year.

Discontinued Operations

The loss from discontinued operations in the fourth quarter of 2002 was $930 thousand, net of tax benefit of $762 thousand and resulted from expenses related to the execution of certain contracts and claims remaining in the Petroleum Equipment segment’s blowout preventer, valve, elastomer, and drilling riser business that was sold in the second quarter of the current year.

The loss from discontinued operations and from disposal of discontinued operations for the year was $14.3 million, net of tax benefit of $7.3 million. These losses also resulted primarily from expenses related to and the sale of the Petroleum Equipment segment’s blowout preventer, valve, elastomer, and drilling riser business.

Other

Net cash provided by continuing operating activities totaled $1.2 million for the fourth quarter of fiscal 2002. For the full year, net cash provided by continuing operating activities was $63.1 million compared to $37.5 million in fiscal 2001. At year-end, the balance in cash and equivalents was $108.0 million and total debt was $58.1 million.

Conference Call

Stewart & Stevenson Services has scheduled a conference call for March 26, 2003 at 11:00 a.m. Eastern time to review fourth quarter and year-end results. To listen to the call, dial 303-262-2130 and ask for the Stewart & Stevenson conference call at least ten minutes before the conference call begins. A telephonic replay of the conference call will be available through Wednesday, April 2, 2003, and may be accessed by dialing 303-590-3000 and using pass code 531304.

Investors, analysts, and the general public will also have the opportunity to listen to the conference call free over the Internet by visiting the Company’s web site at www.ssss.com. To listen to the live call on the web, please visit the Stewart & Stevenson web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live web cast, an audio archive will be available shortly after the call ends.

Stewart & Stevenson Services, Inc., founded in 1902, is a billion-dollar company that manufactures, distributes, and provides service for a wide range of industrial products and diesel-powered equipment to key industries worldwide, including petroleum, power generation, defense, airline, marine, and transportation.

This press release contains forward-looking statements that are based on management’s current expectations, estimates, and projections. These statements are not guarantees of future performance and involve a number of risks, uncertainties, and assumptions and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Many factors, including those discussed more fully elsewhere in this release and in the Company’s filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K, as well as others, could cause results to differ materially from those stated. Specific important factors that could cause actual results, performance, or achievements to differ materially from such forward-looking statements include risk of competition, risks relating to technology, risks of general economic conditions, risks of oil and gas industry economic conditions, risks of airline industry economic conditions, risks as to terrorist attacks on the U.S. and their impact on the U.S. economy, risks relating to personnel, risks of dependence on government and failure to obtain new government contracts, inherent risks of government contracts, risks of claims and litigation, risks of product defects, risks as to foreign sales and global trade matters, risks as to cost controls, risks as to acquisitions, risks as to currency fluctuations, risks as to environmental and safety matters, risks as to distributorships, risks as to licenses, and credit risks, all as more specifically outlined in the Company’s latest annual report on Form 10-K. In addition, such forward-looking statements could be affected by general industry and market conditions and growth rates, general domestic and international conditions including interest rates, inflation and currency exchange rates and other future factors. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

STEWART & STEVENSON SERVICES, INC.
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	January 31, 2003	January 31, 2002	January 31, 2003	January 31, 2002

Sales	$294,347	$306,755	$1,175,634	$1,329,510
Cost of sales	261,224	267,939	1,013,885	1,150,792

Gross profit	33,123	38,816	161,749	178,718

Recovery of costs incurred, net	—	—	—	(39,000)
Selling and administrative expenses	31,686	42,270	136,722	148,757
Interest expense	1,130	696	4,261	5,400
Interest and investment income	(566)	(598)	(1,763)	(3,415)
Other income, net	(35)	(2,741)	(580)	(3,472)
	32,215	39,627	138,640	108,270

Earnings (loss) before income taxes	908	(811)	23,109	70,448
Income tax (benefit) expense	(1,283)	(907)	6,426	25,104
Net earnings from continuing operations before cumulative effect of change in accounting	2,191	96	16,683	45,344
Loss from discontinued operations, net of tax of $(762), $(1,401), $(4,593), and $(1,167)	(930)	(2,901)	(8,756)	(2,493)
Loss from disposal of discontinued operations, net of tax of $(2,706) and $(372)	—	—	(5,551)	(628)
Cumulative effect of change in accounting, net of tax of $(1,798)	—	—	(3,682)	—
Net earnings (loss)	$1,261	$(2,805)	$(1,306)	$42,223

Weighted average shares outstanding:
Basic	28,491	28,444	28,479	28,325
Diluted	28,657	28,747	28,690	28,865

Earnings (loss) per share:
Basic
Continuing operations before cumulative effect	$0.08	$-	$0.59	$1.60
Discontinued operations	(0.03)	(0.10)	(0.50)	(0.11)
Cumulative effect of change in accounting	—	—	(0.13)	—
Net earnings (loss) per share	$0.04	$(0.10)	$(0.05)	$1.49

Diluted
Continuing operations before cumulative effect	$0.08	$-	$0.58	$1.57
Discontinued operations	(0.03)	(0.10)	(0.50)	(0.11)
Cumulative effect of change in accounting	—	—	(0.13)	—
Net earnings (loss) per share	$0.04	$(0.10)	$(0.05)	$1.46

Cash dividends per share	$0.085	$0.085	$0.340	$0.340

STEWART & STEVENSON SERVICES, INC.
SEGMENT INFORMATION
(In thousands)

	Three Months Ended		Twelve Months Ended
	January 31, 2003	January 31, 2002	January 31, 2003	January 31, 2002

Sales
Tactical Vehicle Systems	$116,268	$111,252	$450,849	$432,288
Power Products	130,314	147,135	540,704	587,034
Distributed Energy Solutions	9,132	6,976	57,031	115,728
Petroleum Equipment	25,437	20,319	59,152	90,547
Airline Products	13,196	15,998	61,233	80,649
Other Business Activities	—	5,075	6,665	23,264
Total	$294,347	$306,755	$1,175,634	$1,329,510

Operating Profit (Loss)
Tactical Vehicle Systems	$20,394	$16,011	$69,326	$103,493
Power Products	(8,948)	1,681	(8,768)	10,278
Distributed Energy Solutions	(3,543)	(12,255)	(7,161)	(12,449)
Petroleum Equipment	1,657	(475)	(91)	1,648
Airline Products	(4,680)	(3,611)	(12,051)	(18,395)
Other Business Activities	232	1,097	(324)	4,595
Total	5,112	2,448	40,931	89,170

Non-Operating Income/(Expense)
Corporate expense, net	(3,074)	(2,563)	(13,561)	(13,322)
Interest expense	(1,130)	(696)	(4,261)	(5,400)

Earnings before income taxes	$908	$(811)	$23,109	$70,448

Operating Profit (Loss) Percentage
Tactical Vehicle Systems	17.5%	14.4%	15.4%	23.9%
Power Products	(6.9)	1.1	(1.6)	1.8
Distributed Energy Solutions	(38.8)	(175.7)	(12.6)	(10.8)
Petroleum Equipment	6.5	(2.3)	(0.2)	1.8
Airline Products	(35.5)	(22.6)	(19.7)	(22.8)
Other Business Activities	0.0	21.6	(4.9)	19.8
Total	1.7	0.8	3.5	6.7

STEWART & STEVENSON SERVICES, INC.
SELECTED OTHER INFORMATION
Continuing Operations

	ORDER BACKLOG
	April 28,	July 28,	October 27,	January 31,	May 4,	August 3,	November 2,	January 31,
($Millions)	2001	2001	2001	2002	2002	2002	2002	2003

Tactical Vehicle Systems	$596.3	$493.1	$404.7	$686.0	$582.7	$496.9	$388.9	$659.5	*

Power Products	60.1	79.9	79.9	51.4	49.1	56.9	50.3	38.7

Distributed Energy Solutions	117.1	66.2	53.7	40.3	52.3	33.8	24.2	42.5

Petroleum Equipment	34.7	46.0	27.4	17.8	20.2	45.0	44.3	64.6

Airline Products	17.2	17.1	8.4	6.9	7.6	3.8	4.2	1.7

	$825.4	$702.3	$574.1	$802.4	$711.9	$636.4	$511.9	$807.0

	TACTICAL VEHICLE SYSTEMS UNIT DELIVERIES
	Fiscal 2002
	1Q	2Q	3Q	4Q	Total

Trucks	612	565	571	618	2,366

Trailers	135	127	145	137	544
	747	692	716	755	2,910

Sales (millions)	$116	$105	$114	$116	$451

	Fiscal 2003*					Fiscal 2004*
Estimated Unit Deliveries	1Q	2Q	3Q	4Q	Total	1Q	2Q	3Q	Total

Trucks	595	630	608	556	2,389	597	590	397	1,584

Trailers	124	126	128	128	506	128	132	90	350
	719	756	736	684	2,895	725	722	487	1,934

Estimated Sales (millions)	$105	$101	$111	$102	$419

*Based on current US Army forecast and other data through September, 2004.
See cautionary statements above for important information regarding forward-looking statements.

STEWART & STEVENSON SERVICES, INC.
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION
(In thousands, except share data)

	January 31, 2003	January 31, 2002

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$107,994	$81,438
Accounts and notes receivable, net	151,839	166,123
Recoverable costs and accrued profits not yet billed	11,668	—
Inventories	245,390	230,300
Excess of current cost over LIFO values	(42,785)	(42,132)
Other current assets	19,381	33,503
Total assets of discontinued operations	14,378	40,693
TOTAL CURRENT ASSETS	507,865	509,925

PROPERTY, PLANT AND EQUIPMENT, NET	125,438	119,657
DEFERRED INCOME TAX ASSET	8,983	3,237
INVESTMENTS AND OTHER ASSETS	15,584	16,236
TOTAL ASSETS	$657,870	$649,055

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Notes payable	$1,454	$3,114
Accounts payable	60,159	71,270
Accrued payrolls and incentives	17,408	19,402
Current portion of long-term debt	30,250	250
Billings in excess of incurred costs	62,568	39,874
Other current liabilities	28,875	22,971
Total liabilities of discontinued operations	4,092	8,078
TOTAL CURRENT LIABILITIES	204,806	164,959

COMMITMENTS AND CONTINGENCIES

LONG-TERM DEBT	26,350	56,600
ACCRUED POSTRETIREMENT BENEFITS & PENSION	54,688	32,281
OTHER LONG-TERM LIABILITIES	3,943	3,984
TOTAL LIABILITIES	289,787	257,824
SHAREHOLDERS’ EQUITY
Common Stock, without par value, 100,000,000 shares authorized; 28,490,849 and 28,444,281 shares issued at January 31, 2003 and January 31, 2002, respectively	54,843	54,176
Accumulated other comprehensive loss	(21,523)	(8,746)
Retained earnings	334,763	345,801
TOTAL SHAREHOLDERS’ EQUITY	368,083	391,231
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$657,870	$649,055

STEWART & STEVENSON SERVICES, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended		Twelve Months Ended
	January 31, 2003	January 31, 2002	January 31, 2003	January 31, 2002

Operating Activities
Net earnings from continuing operations	$2,191	$96	$13,001	$45,344
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	6,983	6,465	22,919	22,275
Change in operating assets and liabilities net of the effect of acquisition, divestiture and discontinued operations:
Accounts and notes receivable, net	(5,250)	41,026	14,810	(11,876)
Recoverable costs and accrued profits not yet billed	540	—	(11,668)	11,829
Inventories, net	(2,240)	3,454	(13,529)	(25,233)
Other current and noncurrent assets	(4,874)	(10,054)	12,485	(13,287)
Accounts payable	20,603	5,924	(11,111)	10,916
Accrued payrolls and incentives	(3,899)	1,788	(1,994)	(622)
Billings in excess of incurred costs	(16,309)	(14,691)	22,694	9,236
Other current liabilities	(5,990)	(16,461)	5,962	(14,550)
Accrued postretirement benefits & pension	8,079	2,571	11,771	5,452
Other long-term liabilities	1,378	(3,820)	(2,254)	(2,018)
Net Cash Provided By Continuing Operations	1,212	16,298	63,086	37,466
Net Cash Provided By (Used In) Discontinued Operations	(1,032)	5,522	2,771	12,847
Net Cash Provided By Operating Activities	180	21,820	65,857	50,313

Investing Activities
Expenditures for property, plant and equipment	(4,255)	(19,641)	(26,999)	(53,207)
Proceeds from sale of business assets	250	3,414	250	5,737
Acquisition of busineses	(4,913)	(1,225)	(4,913)	(1,225)
Disposal of property, plant and equipment, net	883	1,063	3,335	3,908
Net Cash Used In Investing Activities	(8,035)	(16,389)	(28,327)	(44,787)

Financing Activities
Payments on long-term borrowings	—	(587)	(250)	(21,005)
Change in short-term notes payable	(179)	(5,037)	(1,660)	(9,498)
Dividends paid	(2,422)	(2,417)	(9,731)	(9,610)
Exercise of stock options	23	1,488	667	5,851
Net Cash Used In Financing Activities	(2,578)	(6,553)	(10,974)	(34,262)

Increase (Decrease) in cash and cash equivalents	(10,433)	(1,122)	26,556	(28,736)
Cash and cash equivalents, beginning of period	118,427	82,560	81,438	110,174
Cash and cash equivalents, end of period	$107,994	$81,438	$107,994	$81,438